PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”), dated as of February 1, 2010, is by and among Wound Management Technologies, Inc., a Texas corporation (“Buyer”), VirtualHealth Technologies, Inc., a Delaware corporation (“VirtualHealth”) and VPS Holdings, LLC, a Kentucky limited liability company (“VPS”). VirtualHealth and VPS are sometimes referred to herein collectively as the “Sellers” and individually as a “Seller.” Sellers and Buyer are sometimes each referred to herein as a “Party” and collectively, as the “Parties.”

W I T N E S S E T H :

WHEREAS, VirtualHealth owns one hundred percent (100%) of the issued and outstanding membership interests (the “Membership Interests”) of Secure eHealth, LLC, a Nevada limited liability company and wholly owned subsidiary of VirtualHealth (“Secure eHealth”), such Membership Interests being the only membership interests in Secure eHealth issued and outstanding;

WHEREAS, VPS owns the VPS Assets, which include certain technology related to real-time prescription drug monitoring (the “Veriscrip Technology”);

WHEREAS, Sellers desire to sell, and the Buyer desires to purchase, the Membership Interests, the VPS Assets, and certain other assets of Sellers pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

1.1.     Definitions. Certain terms used in this Agreement but not otherwise defined shall have the meanings ascribed thereto in Exhibit A attached hereto.

ARTICLE II
Purchase and Sale

2.1.     Purchase and Sale of Assets. Subject to and upon the terms and conditions contained herein, at the Closing, Sellers shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Encumbrances (other than Assumed Liabilities) and Buyer shall purchase, accept and acquire from Sellers, the Assets. Notwithstanding the above, effective as of, and immediately following the Closing, Buyer shall be deemed to have sold, assigned, conveyed and transferred to Secure eHealth all of the VPS Assets and the Seller Contracts (collectively, the “Veriscrip Assets”), and Secure eHealth shall have assumed the Assumed Liabilities.

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2.2.     Purchase Price.

(a)     Subject to subsections (b) and (c) below, the purchase price for the Assets shall be an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Purchase Price”). The Purchase Price shall be paid as follows:

(i)     At the Closing, Buyer shall deliver to the Sellers an aggregate amount in cash (the “Closing Cash Payment”) equal to One Hundred Thousand Dollars ($100,000), payable by wire transfer of immediately available funds to such account or accounts designated by Sellers; and

(ii)     Four Hundred Thousand Dollars ($400,000) shall be payable pursuant to the terms of an unsecured promissory note, in substantially the form of Exhibit B attached hereto (the “Promissory Note”).

(b)     In addition to the Purchase Price, following the Closing, Secure eHealth will pay to VirtualHealth a royalty as provided in that certain Royalty Agreement, of even date herewith, by and between Buyer and Secure eHealth, in substantially the form attached hereto as Exhibit C (the “Veriscrip Royalty Agreement”), which Veriscrip Royalty Agreement will be executed and delivered by the Parties at the Closing.

(c)     In addition to the Purchase Price, Secure eHealth shall assume the Assumed Liabilities pursuant to Section 2.1 above. Except for the Assumed Liabilities, neither Buyer nor Secure eHealth shall assume any obligation or liability of Seller.

2.3.     Allocation of Purchase Price. At or prior to the Closing, Buyer shall deliver to Sellers a statement setting forth Buyer’s good faith determination of the manner in which the consideration referred to in Section 2.2(a) is to be allocated among the Assets; with such allocation being made as provided in Section 1060 of the Internal Revenue Code of 1986 (the “Code”). Buyer and Sellers shall use all reasonable commercial efforts to agree on such allocation and shall each file Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis reporting the allocation of the Purchase Price consistent with such allocation. The Parties shall not take any position on their respective income tax returns that is inconsistent with such allocation. The Parties shall each indemnify, defend and hold harmless the other party from and against any and all claims, losses, liabilities, damages, costs and expenses that may be incurred as a result of the failure to file Form 8594, the failure to file such Form 8594 on a timely basis or the failure to file its income tax return on a basis as required by this Section 2.3.

2.4.    Ancillary Agreements. At the Closing (as defined below), the Parties will enter into the following additional agreements (the “Ancillary Agreements”):

(a)     a Bill of Sale (WNDM) pertaining to the Private Access Agreements, in the form of Exhibit D attached hereto (the “Bill of Sale (WNDM)”);

(b)     a Bill of Sale (Secure eHealth) pertaining to the Veriscrip Assets, in the form of Exhibit E attached hereto (the “Bill of Sale (Secure eHealth)”);

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(c)     an amendment to the Operating Agreement of Secure eHealth, which amendment shall be in the form of Exhibit F attached hereto;

(d)     an Assignment and Assumption Agreement (Private Access), in the form of Exhibit G attached hereto; and

(e)     Contract Assignment and Assumption Agreements for each Seller Contract, in the form of Exhibit H attached hereto, for the Seller Contracts (the “Contract Assignment Agreement”).

2.5.     Closing. The closing of the sale of the Assets to Buyer (the “Closing”) will take place at the offices of Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 76092, at 10:00 a.m. (Texas time) on the date hereof (the “Closing Date”).

2.6.     Delivery. At the Closing, subject to the terms and conditions hereof, Buyer and Sellers, as applicable, will execute and deliver the Transactional Agreements and other documents as may (in the reasonable judgment of Buyer or its counsel) be necessary and appropriate to assign, convey, transfer and deliver to Buyer good and valid title to the Assets free of any Encumbrances, and Buyer shall deliver to Sellers the Closing Cash Payment.

ARTICLE III
Representations and Warranties of Sellers

Sellers, jointly and severally, represent and warrant, to and for the benefit of Buyer, that the following are true and correct as of the date hereof. Schedules referenced in this Article III are contained in the Disclosure Schedule of Sellers (the “Sellers’ Disclosure Schedule”), of even date herewith, and all information contained in the Sellers’ Disclosure Schedule shall be deemed to be representations and warranties made under this Agreement.

3.1.     Organization and Good Standing; Qualification.

(a)     VirtualHealth is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver the Transactional Agreements and to consummate the transactions contemplated thereby. VirtualHealth is duly qualified and licensed to do business and is in good standing in each State in which it is required by laws to be qualified to do business.

(b)     VPS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Kentucky, with all requisite limited liability company power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver the Transactional Agreements and to consummate the transactions contemplated thereby. VPS is duly qualified and licensed to do business and is in good standing in each State in which it is required by laws to be qualified to do business.

(c)    Secure eHealth is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. Secure eHealth is duly qualified and licensed to do business and is in good standing in each State in which it is required by laws to be qualified to do business.

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3.2.     Authorization and Validity. The execution, delivery and performance by Sellers of the Transactional Agreements, and the consummation of the Transactions, have been duly authorized by Sellers. The Transactional Agreements have been duly executed and delivered by each Seller and constitute legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

3.3.    No Violation. Neither the execution, delivery or performance of the Transactional Agreements nor the consummation of the Transactions contemplated will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the organizational documents of either Seller or Secure eHealth or any agreement, indenture or other instrument under which either Seller or Secure eHealth is bound or to which the Assets are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon the Assets or the membership interests or assets of Secure eHealth, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over either Seller, the Assets or Secure eHealth.

3.4.    Capitalization. VirtualHealth is the record and beneficial owner of all of the Membership Interests, free and clear of any Encumbrances. There are no rights of any kind, written or oral, granted by VirtualHealth for another to acquire any interest in the Membership Interests. At the Closing, VirtualHealth will convey to Buyer good and marketable title to the Membership Interests, free and clear of any Encumbrances.

3.5.     Consents. Except as set forth in Schedule 3.5, no consent, authorization, approval, permit or license of, or filing with, any Governmental Body or authority, any lender or lessor is required to authorize, or is required in connection with, the execution, delivery and performance of this Transactional Agreements on the part of either Seller.

3.6.     Financial Statements. VirtualHealth has furnished to Buyer the unaudited balance sheets and related unaudited statements of income, retained earnings and cash flows of Secure eHealth for the twelve-month periods ended December 31, 2007 and 2008, as well as the unaudited balance sheet and related unaudited statement of income, of Secure eHealth for the eleven-month period ended November 30, 2009 (collectively, the “Financial Statements”). The Financial Statements are in accordance with the books and records of Secure eHealth, fairly present the financial condition and results of operations of Secure eHealth as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods, except that the Financial Statements do not have notes and are subject to normal year-end adjustments.

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3.7.     Liabilities and Obligations. Except as set forth in Schedule 3.7, the Financial Statements reflect all liabilities of Secure eHealth, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date hereof. All reserves shown in the Financial Statements are appropriate, reasonable and sufficient to provide for losses thereby contemplated. Except as set forth in the Financial Statements, Secure eHealth is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity.

(a)     Employee Benefit Plans. Secure eHealth does not sponsor or contribute to any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

3.8.     Absence of Certain Changes. Since November 30, 2009, Secure eHealth has not: (a) suffered any material adverse change in its condition (financial or otherwise), operations, assets, liabilities, business or prospects; (b) contracted for the purchase of any capital assets having a cost in excess of $10,000 or paid any capital expenditures in excess of $10,000; (c) incurred any indebtedness for borrowed money or issued or sold any debt securities; (d) incurred or discharged any liabilities or obligations except in the ordinary course of business; (e) paid any amount on any indebtedness prior to the due date, forgiven or cancelled any debts or claims or released or waived any rights or claims; (f) mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its properties or assets; (g) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that has materially and adversely affected, or could materially and adversely affect, its business; (h) acquired or disposed of any assets except in the ordinary course of business; (i) written up or written down the carrying value of any of its assets; (j) changed the costing system or depreciation methods of accounting for its assets; (k) waived any material rights or forgiven any material claims; (l) lost or terminated any employee, customer or supplier, the loss or termination of which has materially and adversely affected, or could materially and adversely affect, its business or assets; (m) increased the compensation of any director or officer; (n) increased the compensation of any employee except in the ordinary course of business; (o) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity; (p) entered into any agreement with any person or group, or modified or amended in any material respect the terms of any such existing agreement except in the ordinary course of business; or (q) entered into any other commitment or transaction or experienced any other event that has materially and adversely affected, or could materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of Secure eHealth.

3.9.   Commitments. Set forth on Schedule 3.9 is a list of all contracts, agreements, understandings and arrangements, oral or written, to which the Company is a party (the “Commitments”). Secure eHealth has not received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment or agreement, and VirtualHealth does not know of any fact that would justify the exercise of such a right.

3.10.     Title to Assets.

(a)     Sellers own, and have good and valid title to, all of the Assets. All of the Assets are owned by Sellers free and clear of any Encumbrances. All tangible Assets are in good condition and repair (ordinary wear and tear excepted).

(b)   Secure eHealth does not own any real property, and leases the real property identified on Schedule 3.10.

3.11.     Seller Contracts.

(a)     Schedule 3.11(a) identifies each Seller Contract. Sellers have delivered to Buyer accurate and complete copies of the Seller Contracts, including all amendments thereto. Each Seller Contract is valid and in full force and effect.

(b)   Neither Sellers, nor to Sellers’ Knowledge, any other Person has violated or breached, or declared or committed any default under, any Seller Contract. To Sellers’ Knowledge, (i) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Seller Contract, (B) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Seller Contract, or (D) give any Person the right to cancel, terminate or modify any Seller Contract; (ii) Sellers have not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Seller Contract; and (iii) Sellers have not waived any right under any Seller Contract, which materially and adversely affects the rights of Sellers under such Seller Contract.

(c)     Except as set forth in Schedule 3.11(c), no consent of any Person or notice to any Person is required for the assignment of any Seller Contract to Buyer in connection with the Transactional Agreements.

3.12.     Patents, Trademarks, Service Marks and Copyrights.

(a)     Secure eHealth owns all patents, trade-marks, service marks and copyrights, if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Set forth in Schedule 3.12 is a true and correct description of: (i) all trade-marks, trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, and all patents, copyrights and applications currently owned, in whole or in part, by Secure eHealth, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which Secure eHealth is a party (including expiration date if applicable); and (ii) all agreements relating to technology, know-how or processes that Secure eHealth is licensed or authorized to use by others, or which it licenses or authorizes others to use.

(b)     To Sellers’ Knowledge, with respect to the Business: (i) Sellers have never infringed, misappropriated, or otherwise violated any Intellectual Property Rights of any other Person; (ii) there are no claims that any product, activity or operation of the Sellers infringes upon or involves, or has resulted in the infringement of, any Intellectual Property Right of any other Person; and (iii) no proceedings have been instituted, are pending or have been threatened that challenge the rights of the Sellers with respect thereto.

3.13.     Trade Secrets and Customer Lists. Sellers and Secure eHealth have the right to use, free and clear of any claims or rights of others all trade secrets, customer lists and proprietary information required for the marketing of all products presently sold or marketed by Sellers and Secure eHealth in the Business. Sellers and Secure eHealth are not using or in any way making use of any confidential information or trade secrets of any third party that it is not otherwise authorized to use.

3.14.     Taxes. Sellers and Secure eHealth have filed or caused to be filed all Tax Returns that are or were required to be filed by it pursuant to applicable Legal Requirements. All Tax Returns filed by Sellers and Secure eHealth were (and, as to Tax Returns not filed as of the date hereof, will be) in all respects true, complete and correct and filed on a timely basis. Sellers and Secure eHealth have, within the time and in the manner prescribed by applicable Legal Requirements, paid all Taxes that are due and payable. Sellers and Secure eHealth have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the times and in the manner prescribed by law, withheld from employee wages and paid over to proper governmental authorities all amounts required. The charges, accruals, and reserves with respect to Taxes on the books of Secure eHealth are adequate to pay all Taxes not yet due and payable and have been determined in accordance with GAAP. No differences exist between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for on any accrual on the books of Secure eHealth for federal income tax purposes. There exists no proposed assessment of Taxes against Secure ehealth.

3.15.     Compliance with Laws. Sellers and Secure eHealth have complied with all laws, regulations and licensing requirements and have filed with the proper authorities all necessary statements and reports with respect to the operation of the Business. There are no existing violations of any federal, state or local law or regulation that could materially affect the Assets. Sellers and Secure eHealth possess all necessary, material licenses, franchises, permits and governmental authorizations of Governmental Bodies to conduct the Business as now conducted.

3.16.    Finder’s Fee. Sellers have not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated hereby.

3.17.    Proceedings; Orders. There is no pending Proceeding, and, to Sellers’ Knowledge, no Person has threatened to commence any Proceeding: (i) that involves Secure eHealth, the Business or that otherwise relates to any of the Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactional Agreements. There is no Order to which either Seller or Secure eHealth, with respect to the Business, the assets of Secure eHealth or any of the Assets, is subject.

3.18.     Certain Payments. Neither Sellers, Secure eHealth nor any Affiliate or employee, agent or other Person associated with, or acting for or on behalf of, Sellers or Secure eHealth at any time has paid or caused to be paid, directly or indirectly, in connection with the business of Sellers of Secure eHealth: (a) any bribe, payoff, influence payment, rebate, kickback, payment in violation of any Legal Requirements or other similar payment to (i) any government or agency thereof or an official or employee of the foregoing or (ii) any Person, including, without limitation, any customer, supplier, or any employee or agent of any of the foregoing; or (b) any contribution to any political party or candidate (other than from personal funds of the Affiliate or employees Sellers or Secure eHealth not reimbursed by their respective employers or as otherwise permitted by applicable Legal Requirements).

3.19.     Accuracy of Information Furnished. All information furnished to Buyer by Sellers or Secure eHealth hereby or in connection with the Transactions is true, correct and complete in all respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

ARTICLE IV
Representations and Warranties of Buyer

Buyer represents and warrants, to and for the benefit of Sellers, that the following are true and correct as of the date hereof. Schedules referenced in this Article IV are contained in the Disclosure Schedule of Buyer of even date herewith (the “Buyer Disclosure Schedule”) and all information contained in the Buyer Disclosure Schedule shall be deemed to be representations and warranties made under this Agreement.

4.1.     Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver the Transactional Agreements and to consummate the Transactions.

4.2.   Authorization and Validity. The execution, delivery and performance by Buyer of the Transactional Agreements and the consummation of the Transactions have been duly authorized by Buyer. The Transactional Agreements have been duly executed and delivered by Buyer and constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

4.3.   No Violation. Neither the execution, delivery or performance of the Transactional Agreements nor the consummation of the Transactions will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Buyer or any agreement, indenture or other instrument under which Buyer is bound, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Buyer.

4.4.   Consents. Except as set forth in Schedule 4.4, no consent, authorization, approval, permit or license of, or filing with, any Governmental Body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of the Transactional Agreements on the part of Buyer.

4.5.   Compliance with Laws. To Buyer’s Knowledge, Buyer has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports with respect to the operation of the business of Buyer. There are no existing violations of any federal, state or local law or regulation that could materially affect the assets or the property or business of Buyer. Buyer possesses all necessary, material licenses, franchises, permits and governmental authorizations of Governmental Bodies to conduct its business as now conducted.

4.6.    Proceedings; Orders. There is no pending Proceeding, and, to Buyer’s Knowledge, no Person has threatened to commence any Proceeding: (i) that involves Buyer; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactional Agreements. There is no Order to which Buyer, or any of the assets owned or used by Buyer, is subject.

4.7.   Finder’s Fee. Buyer has not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated hereby.

ARTICLE V
Post Closing Matter and Other Agreements

5.1.     Further Instruments of Transfer. Following the Closing, each Party at the request of the other Party agrees to deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to (i) vest in Buyer good and marketable title to the Assets, and (ii) transfer to Buyer all licenses and permits necessary for the operation of the Assets.

ARTICLE VI
Remedies

6.1.     Indemnification by Sellers. Subject to the terms and conditions of this Article VI, Sellers shall indemnify, defend and hold Buyer and its directors, officers, agents, attorneys and affiliates (the “Buyer Indemnified Parties”) harmless from and against all Damages asserted against or incurred by such indemnitees by reason of or resulting from: (a) any Breach of any representation, warranty or covenant of Sellers contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder; (b) any liability or obligation related to Sellers (excluding the Assumed Liabilities); and (c) any Taxes for any period prior to the Closing Date.

6.2.    Indemnification by Buyer. Subject to the terms and conditions of this Article VI, Buyer hereby agrees to indemnify, defend and hold Sellers and their respective directors, officers, members, managers, agents, attorneys and affiliates (the “Seller Indemnified Parties”) harmless from and against all Damages asserted against or incurred by any of such indemnitees by reason of or resulting from: (a) any Breach of any representation, warranty or covenant of the Buyer contained herein or in any exhibit, schedule or certificate delivered hereunder; or (b) the failure of Buyer to pay, perform and discharge when due any of the Assumed Liabilities.

6.3.     Limitations.

(a)     Sellers shall not be required to indemnify any Buyer Indemnified Party under Section 6.1 for breaches of representations and warranties until the Damages, individually or in the aggregate, incurred by the Buyer Indemnified Parties under Section 6.1 exceed $25,000 (the “Seller De Minimis”); it being agreed and understood that all Damages for breaches of representations and warranties incurred by Buyer shall accumulate until such time or times that such accumulated Damages incurred by the Buyer Indemnified Parties exceed the Seller De Minimis, whereupon the Buyer Indemnified Parties shall be entitled to indemnification from Seller as provided in Section 6.1 for all such Damages incurred by the Buyer Indemnified Parties in excess of the Seller De Minimis.

(b)    Buyer shall not be required to indemnify any Seller Indemnified Party under Section 6.2 for breaches of its representations and warranties until the Damages, individually or in the aggregate, incurred by Seller Indemnified Parties under Section 6.2 exceed $25,000 (the “Buyer De Minimis”); it being agreed and understood that all Damages for breaches of representations and warranties incurred by Seller Indemnified Parties shall accumulate until such time or times that such accumulated Damages incurred by Seller Indemnified Parties exceed the Buyer De Minimis, whereupon the Seller Indemnified Parties shall be entitled to indemnification from Buyer as provided in Section 6.2 for all such Damages incurred by the Seller Indemnified Parties in excess of the Buyer De Minimis. Notwithstanding the foregoing,

6.4.     Third-Party Indemnification. The respective obligations and liabilities of the Seller and Buyer (the “indemnifying party”) to the Buyer Indemnified Parties and the Seller Indemnified Parties, as appropriate (the “party to be indemnified”), under Sections 6.1 and 6.2 with respect to Claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(a)     As soon as practicable after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the party to be indemnified. The indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified.

(b)    In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party’s expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

(c)   Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the prior consent of the party to be indemnified; provided, however, that such consent shall not be unreasonably withheld.

(d)    The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other with respect to any claim as described in this Section 6.4.

6.5.     Setoff. Buyer shall not have the right to withhold or deduct any amounts owed or claimed to be owed to Buyer by Sellers from any amounts owed to Sellers by Buyer. Sellers shall not have the right to withhold or deduct any amounts owed or claimed to be owed to Sellers by Buyer from any amounts owed to Buyer by Sellers.

6.6.   Waiver. No waiver by any Party of any default or breach by another Party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such Party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any Party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such Party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

6.7.   Remedies Exclusive. The remedies provided in this Article VI shall be the exclusive rights and remedies available to one party against the other for any claim related to the matters set forth in Sections 6.1 or 6.2.

ARTICLE VII
Miscellaneous

7.1.     Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all Parties.

7.2.    Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the Transactions shall be assignable by any Party.

7.3.   Costs, Expenses and Legal Fees. Each Party shall bear its own costs and expenses (including attorneys’ fees and expenses) incurred in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by such Party and its Representatives with respect to the business of any other Party; (iii) the negotiation, preparation and review of the Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and (iv) the consummation and performance of the Transactions.

7.4.   Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the Parties. Except for the rights of the Buyer Indemnified Parties and the Sellers Indemnified Parties to indemnification pursuant to Article VI, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a Party any rights or remedies hereunder or thereunder.

7.5.    Entire Agreement. This Agreement (including the Exhibits attached hereto) and the other Transactional Agreements constitute the entire agreement of the Parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

7.6.  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

7.7.    Survival of Representations and Warranties. The representations and warranties contained herein shall survive the Closing for a period of twelve (12) months and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Sellers or Buyer pursuant to this Agreement shall be deemed to have been representations and warranties by Sellers and Buyer, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of twelve (12) months, provided, however, that if a Claim relating to any representation or warranty is made against Sellers or Buyer on or prior to the end of such twelve-month period, the representation or warranty that is the basis for such Claim shall survive, but only for the purpose of the resolution of such Claim, until such time as such Claim has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of Sellers and Buyer or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

7.8.    Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

7.9.   Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

7.10.   Confidentiality; Publicity and Disclosures. Each Party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior Knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or the rules of any stock exchange or market, (ii) to attorneys, accountants, investment bankers or other agents of the Parties assisting the Parties in connection with the transactions contemplated by this Agreement, and (iii) by Sellers in connection with obtaining consents as required hereunder.

7.11.   Notice. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by facsimile transmission. Such notice shall be deemed received on the date on which it is hand-delivered or received by facsimile transmission or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

If to Sellers:	c/o VirtualHealth Technologies, Inc. 325 West Main Street, Suite 240 Lexington, Kentucky 40507 Attention: Chief Executive Officer Facsimile: ___________________
If to Buyer:	Wound Management Technologies, Inc. 777 Main Street, Suite 3100 Fort Worth, TX 76012 Attention: Chief Executive Officer Facsimile: 817-820-7081

Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

7.12.     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

EXECUTED as of the date first above written.

WOUND MANAGEMENT TECHNOLOGIES, INC.

By:
Name:
Title:

VIRTUALHEALTH TECHNOLOGIES, INC.

By:
Name:
Title:

VPS HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT A

Definitions

As used in this Agreement, the following terms shall have the meanings set forth below:

“Assets” shall mean the assets of Seller specified on Exhibit A-1 attached hereto.

“Assumed Liabilities” shall mean (i) all Liabilities of VirtualHealth associated with the Private Access Agreements, and (ii) all Liabilities arising under any Seller Contract immediately as of, and following, the Closing.

“Business” shall mean the respective businesses of Secure eHealth and VPS as conducted on the date hereof.

“Claim” shall mean any claim, threat, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any information proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation. Claim includes written, email, verbal and other forms of communication and is not limited in any way by the type of Person initiating the Claim.

“Code” shall mean the Internal Revenue Code of 1986.

“Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

“Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“GAAP” shall mean generally accepted United States accounting principles, applied on a basis consistent with the basis throughout the periods involved.

“Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Intellectual Property” shall mean and includes all algorithms, APIs, apparatus, circuit designs and assemblies, IP cores, semiconductor devices, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code, subroutines, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).

“Intellectual Property Rights” shall mean and includes all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade names rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

“Knowledge” shall mean actual awareness of a particular fact or other matter by a Person (which, in the case of an Entity, shall mean the officers and directors or managers of such Entity).

“Legal Requirements” shall mean any national, federal, state, local, municipal, foreign, international, multinational, or other administrative order, executive order, judgments, decrees, injunctions, order, constitution, law, licensing, permit, authorization or consent requirement, ordinance, principal of common law, regulation, statute or treaty.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

“Person” shall mean any individual, Entity or Governmental Body.

“Private Access Agreements” shall mean that certain Senior Secured Convertible Promissory Note of Private Access, Inc., a California corporation (“Private Access”), issued to VirtualHealth on January 15, 2009, in the principal amount of $1,500,000, together with all documents, instruments and agreements related thereto, including, but not limited to: (i) the Notes Purchase Agreement, dated as of January 15, 2009 by and among Private Access, VirtualHealth and certain other Persons; (ii) the Security Agreement, dated as of January 15, 2009 between Private Access and VirtualHealth, as “Collateral Agent”; (iii) the Note Restructuring Agreement, dated as of January 15, 2009, as amended on August 3, 2009, between Private Access and VirtualHealth; and (iv) the Security Agreement, dated as of August 3, 2009, by and among Private Access, VirtualHealth, as “Collateral Agent”, and Pfizer, Inc.; (v) the Grant of Security Interest in Patents, dated as of August 3, 2009, by and between Private Access and VirtualHealth, as “Collateral Agent”; and (vii) the Grant of Security Interest in Trademarks, dated as of August 3, 2009, by and between Private Access and VirtualHealth, as “Collateral Agent”.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

“Representatives” shall mean officers, directors, managers, employees, agents, attorneys, accountants, advisors and representatives.

“Seller Contract” shall mean each Contract listed on Schedule II to Exhibit A-1 attached hereto.

“Tax” or “Taxes” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, production, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirements relating to any Tax.

“Transactional Agreements” shall mean: (a) this Agreement; (b) the Promissory Note; (c) the Veriscrip Royalty Agreement, and (d) the Ancillary Agreements.

“Transactions” shall mean the transactions contemplated by the Transactional Agreements.

“VPS Assets” shall mean the VPS assets and intellectual property listed on Schedule I to Exhibit A-1 attached hereto.

EXHIBIT A-1

Assets

“Assets” shall mean the following assets of Sellers:

(a)	all of the issued and outstanding Secure eHealth Membership Interests owned by VirtualHealth;

(b)	the Private Access Agreements;

(c)	the VPS Assets listed on Schedule I attached hereto; and

(d)	the Seller Contracts listed on Schedule II attached hereto.

A - 1 - 1

SCHEDULE I TO EXHIBIT A-1

VPS Assets

1.	Licensing Agreement with RxNT for its e-prescribing component.

2.	Pending partnership with DAMADD for marketing of Veriscrip to state agencies (no formal agreement executed).

3.	Real-time PDMP framework using three unique components (Prescriber, Dispenser and Regulatory).

4.	Membership in NADDI and relationships with several state officials.

5.	Hard-Drive with reporting templates for regulatory components used in the Kentucky Pilot.

6.	Two non-functioning HP-Compaq Tablet PC’s for use in the Kentucky Pilot.

7.	Two HP-Slimline Workstations with elo touchscreen monitors

SI - 1

SCHEDULE II TO EXHIBIT A-1

Seller Contracts

1.	Agreement between Envoii Holdings and Envoii Healthcare

2.	Agreement between Envoii Healthcare and Private Access

3.	Agreement between DRM Security and Secure eHealth

4.	Agreement between Secure eHealth and Wound Care Innovations

SII - 1

EXHIBIT B

Form of Promissory Note

[See attached document]

B - 1

EXHIBIT c

Form of Royalty Agreement

[See attached document]

C - 1

EXHIBIT D

Form of Bill of Sale (WNDM)

[See attached document]

D - 1

EXHIBIT E

Form of Bill of Sale (Secure eHealth)

[See attached document]

E - 1

EXHIBIT F

Form of Amendment to Operating Agreement

[See attached document]

F - 1

EXHIBIT G

Form of Assignment and Assumption Agreement (Private Access)

[See attached document]

G - 1

EXHIBIT H

Form of Contract Assignment and Assumption Agreement

[See attached document]

H - 1